UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2011

IPAYMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50280	62-1847043
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Burton Hills Boulevard, Suite 415 Nashville, TN	37215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 665-1858

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Afshin M. Yazdian, formerly the Executive Vice President, General Counsel and Secretary of iPayment, Inc. (the “Company”), has announced that he will leave the Company at the end of 2011, concurrent with the relocation of the Company’s corporate headquarters to New York City. Mr. Yazdian has served the Company as Executive Vice President and General Counsel with distinction since its founding over 11 years ago and has played an important role in the Company’s growth and expansion.

In connection with Mr. Yazdian’s departure, the Company entered into a separation agreement and release (the “Separation Agreement”) with Mr. Yazdian on August 1, 2011. Pursuant to the Separation Agreement, Mr. Yazdian resigned from all of his positions with the Company and its affiliates, effective as of August 12, 2011, but will remain as an at-will employee of the Company until December 31, 2011 (the “Separation Date”).

Prior to the Separation Date, Mr. Yazdian will be required to reasonably assist the Company with, among other things, the closing of the Company’s office in Nashville, Tennessee and other matters that he is currently engaged in on behalf of the Company, subject to declining time commitments through the Separation Date. In consideration for the services that Mr. Yazdian will provide to the Company until the Separation Date, the Company will continue to pay Mr. Yazdian his current base salary and will generally provide Mr. Yazdian with the benefits that he is currently receiving from the Company. Mr. Yazdian will also be entitled to COBRA coverage following the Separation Date.

Mr. Yazdian may terminate his employment with the Company at any time prior to the Separation Date for any reason or no reason, in which event Mr. Yazdian will not be entitled to severance pay and will only be entitled to (i) any base salary that was accrued but unpaid as of the date that Mr. Yazdian elects to terminate his employment and (ii) any accrued but unused vacation days as of such date. The Company may terminate Mr. Yazdian’s employment at any time prior to the Separation Date for any reason or no reason, in which event the Company (i) will pay Mr. Yazdian severance pay in the form of base salary continuation on normal payroll dates through the Separation Date and (ii) will provide Mr. Yazdian with continued medical coverage and other benefits through the Separation Date as customarily provided to employees whose employment has terminated without cause; provided, that if the Company terminates Mr. Yazdian’s employment for cause (e.g., misconduct or willful violation of a material Company policy), Mr. Yazdian will not be entitled to such severance pay or continued benefits.

The Company’s commitments under the Separation Agreement were provided in exchange for Mr. Yazdian’s agreement to a general release of claims against the Company, its affiliates and other related parties, including current and former officers and directors thereof. The Company has also provided a general release of claims against Mr. Yazdian and his heirs, executors, administrators and assigns. The Separation Agreement also contains a standard mutual non-disparagement provision.

The description of the Separation Agreement set forth above is intended to be a summary only, is not complete and is qualified in its entirety by reference to the full and complete terms contained in the Separation Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On August 15, 2011, the Company issued a press release announcing its financial results for the second quarter ended June 30, 2011, the appointment of John A. Vickers as a member of the board of directors of the Company’s direct parent, iPayment Holdings, Inc., effective September 1, 2011, the Company’s plan to relocate its corporate headquarters to New York City and Mr. Yazdian’s resignation as Executive Vice President, General Counsel and Secretary of the Company. A copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement and Release between iPayment, Inc. and Afshin Yazdian, dated August 1, 2011 (filed herewith).

99.1	Press Release of iPayment, Inc., dated August 15, 2011 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPAYMENT, INC.

By:	/s/ Mark C. Monaco

	Name:	Mark C. Monaco
	Title:	Chief Financial Officer

Dated: August 15, 2011

3